Exhibit 10.1
Amendment 1 to Amended and Restated
Executive Employment and Severance Agreement

This Amendment 1 (“Amendment”) is made and entered into as of June 30, 2023 (the “Effective Date”) by and between PFSW, Inc., a Delaware corporation (“PFSW”) and Michael C. Willoughby (the “Executive”) to amend that certain Amended and Restated Executive Employment and Severance Agreement entered into as of November 8, 2022 (the “Agreement”) as set forth herein;
WHEREAS, Executive has expressed his desire to continue in his role as Chief Executive Officer at PFSW;
WHEREAS, in agreement with Executive, the Board of Directors of PFSW desire to amend the Agreement with Executive to extend the Agreement Term or Term of Agreement as defined in the Agreement;
WHEREAS, Executive has been instrumental in assisting the Company with the future strategic alternatives the Company is considering; and
WHEREAS, in light of the Executive’s performance and continued assistance with any of the Company’s future strategic alternatives, the Board of Directors of the Company has determined it is in the best interest of the Company and its subsidiaries, that the Agreement Term of the Executive’s Agreement be extended until September 30, 2023, with the Board having further discretion to extend the Agreement Term to no later than December 31, 2023.
NOW, THEREFORE, in light of the foregoing, as of the Effective Date, the Board has determined that the Agreement shall hereby be amended as set forth below:
1.The definition “Agreement Term” or “Term of Agreement” shall hereby be amended and restated in its entirety to read as follows:
“Agreement Term” or “Term of Agreement” shall begin on the date of the execution of the Agreement and end September 30, 2023, on which date this Agreement and the executive’s employment shall end. Notwithstanding the foregoing sentence, the Company may further extend the Agreement Term (and consequently, Executive’s employment) at the sole discretion of the Board of Directors of the Company for any designated period of time up to but not beyond December 31, 2023.
2.The term “Payment Period” for any “Severance Payment” that Executive may receive in Section 3 shall begin upon the effective date of a general release that PFSW will ask Executive to execute before receipt of any “Severance Payment.”
3.Additionally, the address of the Company stated in Section 12. Notice of the Agreement shall hereby be amended and restated as follows:
If to the Company: PFSweb, Inc., Attention: Secretary, 9250 N. Royal Lane, Suite 100, Irving, TX 75063;
Except as modified in this Amendment, all other terms and conditions of this Agreement, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Amendment.

PFSweb, Inc.

By:	/s/ Michael C. Willoughby	By:	/s/ Tom Madden
Michael C. Willoughby, Executive		Name:	Tom Madden
		Title:	CFO
Date:	June 30, 2023	Date:	June 30, 2023